Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Plymouth Industrial REIT, Inc. on Form S-8 of our report dated February 26, 2020 with respect to our audits of the consolidated financial statements and related consolidated financial statement schedule of Plymouth Industrial REIT, Inc. as of December 31, 2019 and 2018 and for the years then ended and our report dated February 26, 2020 with respect to our audit of internal control over financial reporting of Plymouth Industrial REIT, Inc. as of December 31, 2019 appearing in the Annual Report on Form 10-K of Plymouth Industrial REIT, Inc. for the year ended December 31, 2019.

We were dismissed as auditors on June 1, 2020 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum llp

Marcum llp

Boston, Massachusetts

December 3, 2020